Exhibit 23.1

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Nature of Beauty Ltd. on Form S-1/A-2 of my Report of Independent Registered Public Accounting Firm, dated February 12, 2008, on the balance sheet of Nature of Beauty Ltd. as at December 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period from May 22, 2007 (Date of Inception) to December 31, 2007.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.
Aurora, Colorado
May 8, 2008 ______	Ronald R. Chadwick, P.C.